EXHIBIT 99.1


    ATI Board Approves $500 Million Share Repurchase, 40% Dividend
       Increase, and $100 Million Voluntary Pension Contribution

    PITTSBURGH--(BUSINESS WIRE)--Nov. 1, 2007--Allegheny Technologies Incorporated (NYSE:ATI) announced actions designed to continue to increase stockholder value and further improve the funding status of the Company's defined benefit pension plan. The ATI Board of Directors approved a share repurchase program of $500 million and increased ATI's quarterly dividend by nearly 40% to $0.18 per share. In addition, ATI plans to make a voluntary contribution of $100 million to its U.S. defined benefit pension plan in the fourth quarter 2007.

    "These actions by our Board demonstrate our focus on continuing to provide value to our stockholders," said L. Patrick Hassey, Chairman, President and Chief Executive Officer. "For the first time in the Company's history, we have more cash than debt, and we expect strong cash flow to continue. Our strong financial performance and cash position allow us to return value to our stockholders while continuing to self-fund ATI's proactive growth strategy.

    "We believe that ATI is one of the best investments available today. The Company is very-well positioned to achieve strong earnings growth from the global markets that have been driving our profitable growth over the last several years."

    Repurchases of Company stock are expected to be made on the open market or in unsolicited or privately negotiated transactions. Share repurchases are expected to be funded from internal cash flow and cash on hand. The number of shares to be purchased, and the timing of the purchases, will be based on several factors, including the level of cash balances, general business conditions, and other investment opportunities.

    The Board also increased the quarterly dividend on ATI common stock to $0.18 per share beginning with the fourth quarter 2007 dividend, which is payable December 28, 2007 to stockholders of record as of December 10, 2007. The previous quarterly dividend rate was $0.13 per share. This is the third consecutive year that ATI has significantly increased its dividend.

    The $100 million voluntary contribution to ATI's U.S. defined benefit pension plan improves ATI's balance sheet and continues the Company's focus on maintaining the plan's healthy funding position.

    This news release contains forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.6 billion during the most recent four quarters ending September 30, 2007. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry, oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty alloys, grain-oriented silicon electrical products, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. Allegheny Technologies' website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004